Amended and Restated

Schedule A

to the

Sub-Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Green Century Balanced Fund

Green Century Equity Fund

Green Century MSCI International Index Fund

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule A to the Sub-Administration and Fund Accounting Agreement dated March 2, 2015 and executed by and between Green Century Capital Management, Inc. and UMB Fund Services, Inc., to be effective as of September 30, 2016.

UMB FUND SERVICES, INC.		GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Maureen A. Quill	By:	/s/ Kristina Curtis
Title:	EVP and COO	Title:	Treasurer